                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO._____)*


                          CHARLOTTE RUSSE HOLDING, INC.
     -----------------------------------------------------------------------
                                (NAME OF ISSUER)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
    -------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                     161048
   --------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                 Not Applicable
   ---------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /   Rule 13d-1(b)

/ /   Rule 13d-1(c)

/X/  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------                                          ------------------
Cusip No.  161048                                          PAGE 2 OF 11 PAGES
-----------------                                          ------------------
-------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON.
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

       The SK Equity Fund, L.P. (IRS  ID No. 061312136)
-------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [_]
                                                                   (b) [X]
-------------------------------------------------------------------------------
(3)    SEC USE ONLY

-------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------

Number of Shares           (5)      Sole Voting Power
Beneficially
Owned by                            18,020,602
Each Reporting             ----------------------------------------------------
Person With:
                           (6)      Shared Voting Power

                                    186,746
                           ----------------------------------------------------

                           (7)      Sole Dispositive Power

                                    18,020,602
                           ----------------------------------------------------
                           (8)      Shared Dispositive Power

                                    186,746
-------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       18,207,348
-------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                    [_]
-------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       82.4%
-------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON

       PN
-------------------------------------------------------------------------------

-----------------                                          ------------------
Cusip No.  161048                                          PAGE 3 OF 11 PAGES
-----------------                                          ------------------

-------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SK Investment Fund, L.P. (IRS ID No. 061408409)
-------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                     (a) [_]
                                     (b) [X]
-------------------------------------------------------------------------------
(3)      SEC USE ONLY


-------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
Number of Shares           (5)    Sole Voting Power
Beneficially                      186,746
Owned by                   ----------------------------------------------------
Each Reporting             (6)    Shared Voting Power
Person With:                      18,020,602
                           ----------------------------------------------------
                           (7)    Sole Dispositive Power
                                  186,746
                           ----------------------------------------------------
                           (8)    Shared Dispositive Power
                                  18,020,602
-------------------------------------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         18,207,348
-------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                  [ ]
-------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         82.4%
-------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON

         PN
-------------------------------------------------------------------------------

-----------------                                          ------------------
Cusip No.  161048                                          PAGE 4 OF 11 PAGES
-----------------                                          ------------------

-------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SKM Partners, L.P. (IRS ID No. 061301330)
-------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) [_]
                                     (b) [X]
-------------------------------------------------------------------------------
(3)      SEC USE ONLY


-------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES         (5)    SOLE VOTING POWER
BENEFICIALLY                    18,207,348
OWNED BY                 ------------------------------------------------------
EACH REPORTING           (6)    SHARED VOTING POWER
PERSON WITH                     18,207,348
                         ------------------------------------------------------
                         (7)    SOLE DISPOSITIVE POWER
                                18,207,348
                         ------------------------------------------------------
                         (8)    SHARED DISPOSITIVE POWER
                                18,207,348
-------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         18,207,348
-------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                  [_]
-------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         82.4%
-------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON

         PN
-------------------------------------------------------------------------------

-----------------                                          ------------------
Cusip No.  161048                                          PAGE 5 OF 11 PAGES
-----------------                                          ------------------

-------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Saunders Karp & Megrue Partners, L.L.C. (IRS ID No. 061535862)
-------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                     (a) [_]
                                     (b) [X]
-------------------------------------------------------------------------------
(3)      SEC USE ONLY

-------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES         (5)    SOLE VOTING POWER
BENEFICIALLY                    18,207,348
OWNED BY                 ------------------------------------------------------
EACH REPORTING           (6)    SHARED VOTING POWER
PERSON WITH                     18,207,348
                         ------------------------------------------------------
                         (7)    SOLE DISPOSITIVE POWER
                                18,207,348
                         ------------------------------------------------------
                         (8)    SHARED DISPOSITIVE POWER
                                18,207,348
-------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         18,207,348
-------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                [ ]
-------------------------------------------------------------------------------
(11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          82.4%
-------------------------------------------------------------------------------
(12)      TYPE OF REPORTING PERSON

          CO
-------------------------------------------------------------------------------

-----------------                                          ------------------
Cusip No.  161048                                          PAGE 6 OF 11 PAGES
-----------------                                          ------------------

-------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Allan W. Karp
-------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                     (a) [_]
                                     (b) [X]
-------------------------------------------------------------------------------
(3)   SEC USE ONLY

-------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
-------------------------------------------------------------------------------
NUMBER OF SHARES         (5)    SOLE VOTING POWER
BENEFICIALLY                    5,500
OWNED BY                 ------------------------------------------------------
EACH REPORTING           (6)    SHARED VOTING POWER
PERSON WITH                     18,207,348
                         ------------------------------------------------------
                         (7)    SOLE DISPOSITIVE POWER
                                5,500
                         ------------------------------------------------------
                         (8)    SHARED DISPOSITIVE POWER
                                18,207,348
-------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       18,212,848
-------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                [ ]
-------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       82.4%
-------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON

       IN
-------------------------------------------------------------------------------

-----------------                                          ------------------
Cusip No.  161048                                          PAGE 7 OF 11 PAGES
-----------------                                          ------------------

-------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Thomas A. Saunders, III
-------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) [_]
                                     (b) [X]
-------------------------------------------------------------------------------
(3)    SEC USE ONLY

-------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
-------------------------------------------------------------------------------
NUMBER OF SHARES           (5)   SOLE VOTING POWER
BENEFICIALLY                     0
OWNED BY                   ----------------------------------------------------
EACH REPORTING             (6)   SHARED VOTING POWER
PERSON WITH:                     18,207,348
                           ----------------------------------------------------
                           (7)   SOLE DISPOSITIVE POWER
                                 0
                           ----------------------------------------------------
                           (8)   SHARED DISPOSITIVE POWER
                                 18,207,348
-------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       18,207,348
-------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [ ]
-------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       82.4%
-------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON

       IN
-------------------------------------------------------------------------------

-----------------                                          ------------------
Cusip No.  161048                                          PAGE 8 OF 11 PAGES
-----------------                                          ------------------

-------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       John F. Megrue, Jr.
-------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                     (a) [_]
                                     (b) [X]
-------------------------------------------------------------------------------
(3)    SEC USE ONLY

-------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
-------------------------------------------------------------------------------
NUMBER OF SHARES           (5)    SOLE VOTING POWER
BENEFICIALLY                      0
OWNED BY                   ----------------------------------------------------
EACH REPORTING             (6)    SHARED VOTING POWER
PERSON WITH:                      18,207,348
                           ----------------------------------------------------
                           (7)    SOLE DISPOSITIVE POWER
                                  0
                           ----------------------------------------------------
                           (8)    SHARED DISPOSITIVE POWER
                                  18,207,348
-------------------------------------------------------------------------------
(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        18,207,348
-------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                  [ ]
-------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        82.4%
-------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON

        IN
-------------------------------------------------------------------------------

Item 1(a)           Name Of Issuer:
                    Charlotte Russe Holding, Inc.
                    -------------------------------------------

Item 1(b)           Address Of Issuer's Principal Executive Offices:
                    4645 Morena Boulevard, San Diego, California  92117

                    ----------------------------------------------

Item 2(a)           Name Of Person Filing:


                    This statement is filed on behalf of the persons identified in Item 4 below. In accordance with Rule 13d-1(f) (1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that he is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.



Item 2(b)           Address Of Principal Business Office Or, If None, Residence:

                    For The SK Equity Fund, L.P., SK Investment Fund, L.P., SKM Partners, L.P., Saunders Karp & Megrue Partners, L.L.C., Thomas A. Saunders, III, Allan W. Karp and John F. Megrue,
                    Jr.:

                            262 Harbor Drive
                            Stamford, CT  06902

Item 2(c)           Citizenship:

                    Each of the persons filing this statement is a United States citizen or an organization created or governed under the laws of the State of Delaware.

Item 2(d)           Title Of Class Of Securities:

                    This statement relates to the Company's common stock, par value $.01 per share (the "Common Stock").

Item 2(e)           CUSIP Number:

                    161048
                    -----------

Item 3 If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c)

                            Not  Applicable.

Item 4              Ownership:

                    Incorporated by reference to Items (5) - (9) and (11) of the cover page pertaining to each reporting person.

                    Note 1: SKM Partners, L.P. (the "General Partner") is the general partner of each of The SK Equity Fund L.P. and the SK Investment Fund, L.P. (the "Funds"). Saunders Karp & Megrue Partners, L.L.C. (the "LLC"), is the general partner of the General Partner and Messrs. Saunders, Karp and Megrue are members of the LLC, and Messrs. Saunders, Karp and Megrue may be deemed to have shared power to vote or direct the vote and to dispose or direct the disposition of all shares owned by the Funds.

                    Note 2: In addition to the above mentioned ownership, Mr. Karp holds 5,500 shares directly.

Item 5              Ownership  Of Five Percent Or Less Of A Class:

                    Not Applicable

Item 6              Ownership Of More Than Five Percent On Behalf Of Another
                    Person:

                    Not Applicable

                    Item 7 Identification And Classification Of The Subsidiary Which Acquired The Security Being Reported On By The Parent
                    Company:

                    Not Applicable

Item 8              Identification And Classification Of Members Of The Group:

                    See item 4 above.

Item 9              Notice Of Dissolution Of Group:

                    Not Applicable

Item 10             Certification:

                    Not Applicable

                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000

                          THE SK EQUITY FUND, L.P.

                              By: SKM PARTNERS, L.P., as General Partner

                              By: SAUNDERS KARP & MEGRUE PARTNERS, L.L.C.,
                                     as General Partner

                              By:  /s/ Allan W. Karp
                                  ----------------------------
                                  Authorized Member

                          SK INVESTMENT FUND, L.P.

                              By: SKM PARTNERS, L.P., as General Partner

                              By: SAUNDERS KARP & MEGRUE PARTNERS, L.L.C.,
                                     as General Partner

                              By:  /s/ Allan W. Karp
                                  ----------------------------
                                  Authorized Member

                          SKM PARTNERS, L.P.

                              By: SAUNDERS KARP & MEGRUE PARTNERS, L.L.C.,
                                     as General Partner

                              By:  /s/ Allan W. Karp
                                  ----------------------------
                                  Authorized Member

                          SAUNDERS KARP & MEGRUE PARTNERS, L.L.C.

                              By:  /s/ Allan W. Karp
                                  ----------------------------
                                  Authorized Member


                          /s/ John F. Megrue
                          ----------------------------
                          John F. Megrue

                          /s/ Allan W. Karp
                          ----------------------------
                          Allan W. Karp

                          /s/ Thomas A. Saunders, III
                          ----------------------------
                          Thomas A. Saunders, III